EXHIBIT 99.1

Feb. 10, 2005

DTE ENERGY REPORTS 2004 EARNINGS, MAINTAINS EARNINGS GUIDANCE FOR 2005

         DETROIT — DTE Energy (NYSE:DTE) today reported earnings for 2004 of $431 million, or $2.49 per diluted share, compared with 2003 reported earnings of $521 million, or $3.09 per diluted share.

         Operating earnings, which exclude non-recurring items and discontinued operations, for 2004 were $427 million, or $2.46 per diluted share, compared with 2003 operating earnings of $500 million, or $2.97 per diluted share.

         A reconciliation of reported to operating earnings for both the fourth quarter and 12 months ended Dec. 31, 2003 and 2004 is at the end of this release.

         “Last year was a difficult year from an earnings perspective, but I believe our 2004 accomplishments have DTE Energy well-positioned for the future,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The successful completion of Detroit Edison’s rate case and the expected first quarter resolution of MichCon’s rate case will strengthen DTE Energy’s utility core. Additionally, we continued our record of successfully growing our non-utility businesses while maintaining a strong balance sheet and healthy dividend.”

         DTE Energy President Gerard M. Anderson concurred: “We made tremendous progress on the regulatory front in 2004, but we have some key milestones in 2005, including the conclusion of the MichCon gas rate case and the recently filed electric rate restructuring process. During 2005 we plan to retire $200 million of parent company debt, and redeploy an additional $250 to $300 million. The redeployment will focus on high quality growth investments, but if we do not have a sufficient volume of investment opportunities, we will repurchase stock.”

         DTE Energy also reported 2004 cash from operations of approximately $1.0 billion, compared with $950 million reported in 2003. Including the ongoing proceeds from the sale of majority interests in the company’s synthetic fuel production facilities, adjusted cash from operations increased to $1.2 billion in 2004 from $1.0 billion in 2003.

         Operating earnings results for 2004, by business unit, were as follows:

•	DTE Energy Resources operating earnings were $1.84 per diluted share versus $2.72 per diluted share in 2003. The utility operations of this business unit, which are the power generation services of Detroit Edison, declined $0.89 per diluted share versus last year. The decrease was driven by reduced gross margins, due primarily to the loss of retail customer sales to the electric Customer Choice program, as well as milder summer weather than in 2003. Increased operation and maintenance expenses, reflecting costs associated with maintaining the generation fleet and higher benefits costs, also impacted 2004 results negatively. Earnings for the year benefited from increased regulatory deferrals.

The non-utility operations of this business unit include the company’s energy services, energy marketing and trading, coal services and biomass businesses. Operating earnings at these non-utility operations were $1.35 per diluted share, an increase of $0.01 over 2003. The increase was attributable to higher earnings recognized from selling interests in the company’s synfuel plants, as well as higher production of synthetic fuel, partially offset by a mark-to-market loss on oil price hedges. In 2004, the company produced 15.6 million tons of synfuel versus 13.5 million tons in 2003. Earnings from the company’s energy marketing and trading operations benefited from stronger trading results and the timing of gas storage accounting. These increases were partially offset by the absence of a gain recorded in 2003 from the early termination of a power contract.

•	DTE Energy Distribution reported operating earnings of $0.43 per diluted share versus $0.09 per diluted share in 2003. The utility operations of this business unit are the electric distribution services of Detroit Edison. These utility operations experienced a year-over-year increase of $0.36 per diluted share, driven primarily by increased revenues from interim and final base rate relief, but partially offset by lower sales due to milder summer weather and higher reserves for uncollectable accounts receivable.

The non-utility operations of this business unit consist primarily of DTE Energy Technologies, which markets and distributes a portfolio of distributed generation products and services. Year-over-year losses at this business increased by $0.02 per diluted share.

•	DTE Energy Gas recorded operating earnings of $0.25 per diluted share versus $0.44 per diluted share in 2003. The Energy Gas utility operations include the gas distribution services provided by MichCon. Utility operations were down $0.14 per diluted share due mainly to the impact of mild weather and higher reserves for uncollectable accounts receivable. Non-utility operations of this business unit include the production of gas in northern Michigan and the gathering, transporting, processing and storage of gas. Operating earnings from these businesses declined by $0.05 per diluted share year-over-year due primarily to gains recorded in 2003 from selling interests in joint ventures.

•	Corporate & Other includes non-allocated interest costs, as well as certain non-utility investments, including assets held for sale and investments in emerging energy technologies. Corporate & Other operating losses were $0.06 per diluted share, compared with a loss of $0.28 per diluted share in 2003, due to lower financing costs and gains from the sale of some of the company’s investment in Plug Power.

         For the fourth quarter of 2004, DTE Energy reported earnings were $113 million, or $0.65 per diluted share, down from 2003 reported earnings of $229 million, or $1.36 per diluted share. Operating earnings for the fourth quarter 2004 were $162 million, or $0.94 per diluted share, up from 2003 operating earnings of $138 million, or $0.82 per diluted share.

     Fourth quarter operating earnings results by business unit were:

•	DTE Energy Resources operating earnings were down $0.08 per diluted share versus the fourth quarter 2003. Earnings from utility operations decreased $0.27 per diluted share, driven primarily by lost sales under the electric Customer Choice program and higher power plant operations and maintenance expenses, which were offset partially by cost reductions. Earnings from non-utility operations increased $0.19 per diluted share versus 2003, due mostly to higher synthetic fuel production, earnings from the sale of interests in synfuel projects and increased storage profits related to gas prices.

•	DTE Energy Distribution operating earnings increased $0.15 per diluted share versus the fourth quarter 2003. Utility operations increased $0.15 per diluted share, mostly caused by interim and final rate relief. The non-utility operations were flat compared with the fourth quarter 2003.

•	DTE Energy Gas operating earnings increased by $0.14 per diluted share versus the fourth quarter 2003. Utility operations improved by $0.12 per diluted share due to interim rate relief, higher off-system sales, favorable weather and additional margin due to the acceleration of several midstream services contracts. Non-utility earnings were up $0.02 per diluted share due to higher gas storage revenues.

•	Corporate & Other operating losses were $0.14 per diluted share versus a $0.05 per diluted share loss in the fourth quarter 2003. The decline was due to technology investment writeoffs partially offset by decreased financing costs.

         Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

2005 Outlook

DTE Energy reconfirmed its 2005 earnings guidance of $3.30 to $3.60 per diluted share.

     “We believe that 2005 will be a brighter year for DTE Energy,” said David E. Meador, DTE Energy executive vice president and CFO. “Financially, we expect that our electric rate restructuring proposal and the resolution of MichCon’s rate case will bring our utilities back to financial health and provide a sustainable and stable regulatory structure. We also plan to continue our successful strategy of growing our non-utility businesses while maintaining a strong balance sheet and an attractive dividend. Operationally, our focus will be to effectively redeploy the $1.65 billion in cash that we expect our non-utility businesses to generate from 2005 to 2008 into corporate debt reduction, investments in promising non-utility businesses and stock repurchases.”

         “With the utilities moving towards their authorized return on equity and continued non-utility growth, we expect earnings and cash flows to improve dramatically in 2005 and put us on the right path for 2006,” Meador said.

Recent Events and Developments

MPSC Issues Detroit Edison Final Rate Order

         On Nov. 23, 2004, the MPSC issued the final order in Detroit Edison’s general rate case. The order granted $374 million in rate relief based on an 11 percent allowed return on an equity base of $2.9 billion, with a 54 percent debt and 46 percent equity capital structure. The final order authorized full recovery of $550 million in past environmental expenditures, established surcharges to recover almost $400 million of accrued regulatory assets, enacted a pension expense tracking mechanism and allowed recovery of costs associated with transmission, the Midwest Independent System Operator and nitrogen oxide emission allowances through the power supply cost recovery mechanism.

Detroit Edison Files Rate Restructuring Proposal

         On Feb. 4, 2005, Detroit Edison filed the rate restructuring proposal mandated by the Michigan Public Service Commission’s (MPSC) final order in Detroit Edison’s general rate case. The primary purpose of this filing is to ensure that all customers, including participants in the electric Customer Choice program, pay their fair and proportionate share of each element of service. This will be achieved through the creation of a fair, equitable and unbundled rate structure that is free of subsidization and based on actual cost of service. In addition, Detroit Edison’s proposed method will provide a rational transition period for the removal of rate subsidies. Detroit Edison is not requesting any incremental revenues from this rate restructuring proposal above those granted in the final rate order.

Administrative Law Judge Recommendation on MichCon Final Rate Relief

         On Dec. 10, 2004, the Administrative Law Judge (ALJ) issued a Proposal for Decision regarding final rate relief requested by MichCon. The ALJ recommended a $60 million base rate increase compared with the MPSC staff’s recommendation of $76 million and MichCon’s originally requested increase of $194 million. Additionally, the ALJ agreed with the MPSC staff in recommending the adoption of MichCon’s proposed mechanism to allow MichCon to recover or refund 90 percent of uncollectable accounts receivables expense above or below the amount that is reflected in base rates. The ALJ also agreed with the MPSC staff in supporting a 50 percent debt and 50 percent equity capital structure utilizing a rate of return on common equity of 11 percent. MichCon expects a final order in the first quarter of 2005.

         This earnings announcement, as well as a package of detailed financial information, is available on the company’s website at www.dteenergy.com/investors.

         DTE Energy will conduct a conference call with the investment community at 9 a.m. EST Friday, Feb. 11, to discuss fourth quarter and 2004 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the DTE Energy conference call at www.dteenergy.com/investors. The internet broadcast will be archived on the company’s website.

         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

         The information contained herein is as of the date of this press release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This press release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to: the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith; nuclear regulations and operations associated with nuclear facilities; the higher price of oil and its impact on the value of Section 29 tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost of coal and the availability of coal and other raw materials, purchased power and natural gas; effects of competition; impacts of FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility businesses; changes in federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the company. This press release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2003 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media — For Further Information:

Lorie N. Kessler (313) 235-8807	Scott Simons (313) 235-8808

Analysts — For Further Information:
Investor Relations (313) 235-8030

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Year Ended December 31
(in Millions, Except per Share Amounts)	2004	2003
Operating Revenues	$7,114	$7,041

Operating Expenses
Fuel, purchased power and gas	2,007	2,241
Operation and maintenance	3,420	3,109
Depreciation, depletion and amortization	744	687
Taxes other than income	312	334
Asset gains and losses, net (1)	(215)	(77)

	6,268	6,294

Operating Income	846	747

Other (Income) and Deductions
Interest expense	518	546
Interest income	(55)	(37)
Other, net	(13)	(28)

	450	481

Income Before Income Taxes and Minority Interest	396	266

Income Tax Provision (Benefit)	165	(123)

Minority Interest (2)	(212)	(91)

Income from Continuing Operations	443	480

Income (Loss) from Discontinued Operations, net of tax	(12)	68
Cumulative Effect of Accounting Changes, net of tax	—	(27)

Net Income	$431	$521

Basic Earnings per Common Share
Income from continuing operations	$2.56	$2.87
Discontinued operations	(.06)	.41
Cumulative effect of accounting changes	—	(.17)

Total	$2.50	$3.11

Diluted Earnings per Common Share
Income from continuing operations	$2.55	$2.85
Discontinued operations	(.06)	.40
Cumulative effect of accounting changes	—	(.16)

Total	$2.49	$3.09

Average Common Shares
Basic	173	168
Diluted	173	168

Dividends Declared per Common Share	$2.06	$2.06

     (1) Primarily represents gains on the sale of interests in synfuel projects.

     (2) Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended December 31
	2004				2003
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Utility — Power Generation	$11	$28	A	$39	$103	$(21)	A	$82
Non-utility
Energy Services	43	—		43	48	—		48
Energy Marketing & Trading	30	—		30	(7)	—		(7)
Other	2	—		2	(1)	—		(1)

Total Non-utility	75	—		75	40	—		40

	86	28		114	143	(21)		122

Energy Distribution
Utility — Power Distribution	25	1	B	26	2	—		2
Non-utility	(4)	—		(4)	(3)	—		(3)

	21	1		22	(1)	—		(1)

Energy Gas
Utility — Gas Distribution	42	1	B	43	22	—		22
Non-utility	7	—		7	4	—		4

	49	1		50	26	—		26

Corporate and Other	(38)	14	C	(24)	61	(70)	C	(9)

	(38)	14		(24)	61	(70)		(9)

Income from Continuing Operations
Utility	78	30		108	127	(21)		106
Non-utility	78	—		78	41	—		41
Corporate and Other	(38)	14		(24)	61	(70)		(9)

	118	44		162	229	(91)		138

Discontinued Operations
Income from operations	—	—		—	—	—		—
Impairment loss/Gain on sale	(5)	5	D	—	—	—		—

	(5)	5		—	—	—		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	—	—		—
Energy trading activities	—	—		—	—	—		—

	—	—		—	—	—		—

Net Income	$113	$49		$162	$229	$(91)		$138

Adjustments key

A)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order

B)	DTE2 project costs	Incremental DTE2 project costs

C)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted

D)	Gain on sale of ITC	Gain or a related adjustment from the sale of International Transmission Company

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended December 31
	2004				2003
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Utility — Power Generation	$0.06	$0.16	A	$0.22	$0.61	$(0.12)	A	$0.49
Non-utility
Energy Services	0.25	—		0.25	0.29	—		0.29
Energy Marketing & Trading	0.17	—		0.17	(0.04)	—		(0.04)
Other	0.01	—		0.01	(0.01)	—		(0.01)

Total Non-utility	0.43	—		0.43	0.24	—		0.24

	0.49	0.16		0.65	0.85	(0.12)		0.73

Energy Distribution
Utility — Power Distribution	0.15	0.01	B	0.16	0.01	—		0.01
Non-utility	(0.02)	—		(0.02)	(0.02)	—		(0.02)

	0.13	0.01		0.14	(0.01)	—		(0.01)

Energy Gas
Utility — Gas Distribution	0.24	0.01	B	0.25	0.13	—		0.13
Non-utility	0.04	—		0.04	0.02	—		0.02

	0.28	0.01		0.29	0.15	—		0.15

Corporate and Other	(0.22)	0.08	C	(0.14)	0.37	(0.42)	C	(0.05)

	(0.22)	0.08		(0.14)	0.37	(0.42)		(0.05)

Income from Continuing Operations
Utility	0.45	0.18		0.63	0.75	(0.12)		0.63
Non-utility	0.45	—		0.45	0.24	—		0.24
Corporate and Other	(0.22)	0.08		(0.14)	0.37	(0.42)		(0.05)

	0.68	0.26		0.94	1.36	(0.54)		0.82

Discontinued Operations
Income from operations	—	—		—	—	—		—
Impairment loss/Gain on sale	(0.03)	0.03	D	—	—	—		—

	(0.03)	0.03		—	—	—		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	—	—		—
Energy trading activities	—	—		—	—	—		—

	—	—		—	—	—		—

Net Income	$0.65	$0.29		$0.94	$1.36	$(0.54)		$0.82

Adjustments key

A)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order

B)	DTE2 project costs	Incremental DTE2 project costs

C)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted

D)	Gain on sale of ITC	Gain or a related adjustment from the sale of International Transmission Company

2

DTE Energy Company
Segment Net Income (Unaudited)

	Twelve Months Ended December 31
	2004				2003
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Utility — Power Generation	$62	$21	A	$85	$235	$(21)	A	$230
		2	B			16	F

Non-utility
Energy Services	188	—		188	199	—		199
Energy Marketing & Trading.	92	(48)	C	44	45	(16)	G	29
Other	1	—		1	(2)	—		(2)

Total Non-utility	281	(48)		233	242	(16)		226

	343	(25)		318	477	(21)		456

Energy Distribution
Utility — Power Distribution	88	5	B	93	17	14	H	31
Non-utility	(19)	—		(19)	(15)	—		(15)

	69	5		74	2	14		16

Energy Gas
Utility — Gas Distribution	20	4	B	24	29	17	I	46
Non-utility	21	—		21	29	—		29

	41	4		45	58	17		75

Corporate and Other	(10)	—		(10)	(57)	10	J	(47)

	(10)	—		(10)	(57)	10		(47)

Income from Continuing Operations
Utility	170	32		202	281	26		307
Non-utility	283	(48)		235	256	(16)		240
Corporate and Other	(10)	—		(10)	(57)	10		(47)

	443	(16)		427	480	20		500

Discontinued Operations
Income from operations	—	—		—	5	(5)	K	—
Impairment loss/Gain on sale.	(7)	7	D	—	—	—		—
	(5)	5	E	—	63	(63)	E	—

	(12)	12		—	68	(68)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations.	—	—		—	(11)	11	L	—
Energy trading activities	—	—		—	(16)	16	M	—

	—	—		—	(27)	27		—

Net Income	$431	$(4)		$427	$521	$(21)		$500

Adjustments key

A)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order

B)	DTE2 project costs	Incremental DTE2 project costs

C)	Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company

D)	Impairment loss / Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company

E)	Gain on sale of ITC	Gain or a related adjustment from the sale of International Transmission Company

F)	Blackout Costs	Costs associated with the August 2003 Blackout

G)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

H)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business

I)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs

J)	Contribution to DTE Energy Foundation	Used a portion of International Transmission Company sale proceeds to fund the DTE Energy Foundation

K)	Adjustment for discontinued operations	Sold International Transmission Company

L)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143

M)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Twelve Months Ended December 31
	2004				2003
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Utility — Power Generation	$0.36	$0.12	A	$0.49	$1.40	$(0.12)	A	$1.38
		0.01	B			0.10	F

Non-utility
Energy Services	1.08	—		1.08	1.18	—		1.18
Energy Marketing & Trading	0.53	(0.27)	C	0.26	0.27	(0.10)	G	0.17
Other	0.01	—		0.01	(0.01)	—		(0.01)

Total Non-utility	1.62	(0.27)		1.35	1.44	(0.10)		1.34

	1.98	(0.14)		1.84	2.84	(0.12)		2.72

Energy Distribution
Utility — Power Distribution	0.51	0.03	B	0.54	0.10	0.08	H	0.18
Non-utility	(0.11)	—		(0.11)	(0.09)	—		(0.09)

	0.40	0.03		0.43	0.01	0.08		0.09

Energy Gas
Utility — Gas Distribution	0.11	0.02	B	0.13	0.17	0.10	I	0.27
Non-utility	0.12	—		0.12	0.17	—		0.17

	0.23	0.02		0.25	0.34	0.10		0.44

Corporate and Other	(0.06)	—		(0.06)	(0.34)	0.06	J	(0.28)

	(0.06)	—		(0.06)	(0.34)	0.06		(0.28)

Income from Continuing Operations
Utility	0.98	0.18		1.16	1.67	0.16		1.83
Non-utility	1.63	(0.27)		1.36	1.52	(0.10)		1.42
Corporate and Other	(0.06)	—		(0.06)	(0.34)	0.06		(0.28)

	2.55	(0.09)		2.46	2.85	0.12		2.97

Discontinued Operations
Income from operations	—	—		—	0.03	(0.03)	K	—
Impairment loss/Gain on sale	(0.04)	0.04	D	—	—	—		—
	(0.02)	0.02	E	—	0.37	(0.37)	E	—

	(0.06)	0.06		—	0.40	(0.40)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	(0.07)	0.07	L	—
Energy trading activities	—	—		—	(0.09)	0.09	M	—

	—	—		—	(0.16)	0.16		—

Net Income	$2.49	$(0.03)		$2.46	$3.09	$(0.12)		$2.97

Adjustments key

A)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order

B)	DTE2 project costs	Incremental DTE2 project costs

C)	Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company

D)	Impairment loss / Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company

E)	Gain on sale of ITC	Gain or a related adjustment from the sale of International Transmission Company

F)	Blackout Costs	Costs associated with the August 2003 Blackout

G)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

H)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business

I)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs

J)	Contribution to DTE Energy Foundation	Used a portion of International Transmission Company sale proceeds to fund the DTE Energy Foundation

K)	Adjustment for discontinued operations	Sold International Transmission Company

L)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143

M)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10